FOR IMMEDIATE RELEASE

Investor Contacts:
Richard T. Schumacher, President & CEO	Pressure BioSciences, Inc.
R. Wayne Fritzsche, Chairman	(508) 230-1828 (T)

Pressure BioSciences, Inc. Announces the Receipt of Approximately $500,000
From the Second Tranche of a Private Placement

South Easton, MA, March 24, 2010 – Pressure BioSciences, Inc. (NASDAQ: PBIO) (“PBI” or the “Company”) today announced that it has closed on the sale of approximately $500,000 of units in the second tranche of the Company’s $2.5 million Series B private placement.  Each unit was priced at $18.80 and consists of (i) one share of non-voting Series B Convertible Preferred Stock, and (ii) one warrant to purchase a share of Series B Convertible Preferred Stock at an exercise price of $28.80 per share, expiring on August 11, 2011.  Each share of non-voting Series B Convertible Preferred Stock is convertible into ten shares of the Company’s common stock.  The closing bid of PBI common stock reported on the NASDAQ Capital Market as of the close of business on Wednesday, March 17, 2010, the day before the second tranche closing, was $1.75 per common share.  This brings the total amount received to date in the Series B private placement to approximately $1.66 million.

The units were issued in a private placement without registration under the Securities Act of 1933, as amended (the “Securities Act”), in reliance upon the exemption from registration set forth in Rule 506 of Regulation D promulgated under the Securities Act.  In connection with the private placement, the Company is paying a cash finder’s fee plus warrants to purchase shares of Series B Convertible Preferred Stock, expiring August 11, 2012.

Mr. R. Wayne Fritzsche, Chairman of the PBI Board of Directors commented: “The funds from this financing will continue to support our on-going efforts to drive the installed base of our Pressure Cycling Technology (“PCT”) products, to finish the development of PCT-dependent consumables and instrumentation for several specific markets where we believe that we have clear advantages over the competition, and to support our growing list of customers in their efforts to publish and present strong, supportive data on PCT. ”

This press release is not an offer to sell or a solicitation of offers to buy units, Series B Convertible Preferred Stock, or warrants. The units, shares of Series B Convertible Preferred Stock, and warrants have not been registered under the Securities Act and may not be sold in the United States absent registration under the Securities Act or an applicable exemption from registration requirements.

About Pressure BioSciences, Inc.

Pressure BioSciences, Inc. (PBI) is a publicly traded company focused on the development of a novel, enabling technology called Pressure Cycling Technology (PCT).  PCT uses cycles of hydrostatic pressure between ambient and ultra-high levels (up to 35,000 psi and greater) to control bio-molecular interactions.  PBI currently holds 14 US and 10 foreign patents covering multiple applications of PCT in the life sciences field, including genomic and proteomic sample preparation, pathogen inactivation, the control of chemical reactions, immunodiagnostics, and protein purification.  PBI currently focuses its efforts on the development and sale of PCT-enhanced enzymatic digestion products designed specifically for the mass spectrometry marketplace, as well as sample preparation products for biomarker discovery, soil and plant biology, forensics, histology, and counter-bioterror applications.

Forward Looking Statements

Statements contained in this press release regarding the Company's intentions, hopes, beliefs, expectations, or predictions of the future are "forward-looking'' statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward looking statements include statements that the funds raised in the second tranche of the private placement will allow the Company to continue to support on-going efforts to increase the sales of PCT-based products; to continue the development of PCT instrumentation and consumables in specific areas; to support customers in their efforts to present or publish data; and the implication that the Company will sell any additional securities in subsequent closings of the private placement. These statements are based upon the Company's current expectations, forecasts, and assumptions that are subject to risks, uncertainties, and other factors that could cause actual outcomes and results to differ materially from those indicated by these forward-looking statements. These risks, uncertainties, and other factors include, but are not limited to: possible difficulties or delays in the implementation of the Company's strategies that may adversely affect the Company's continued commercialization of its PCT-based product line; changes in customer’s needs and technological innovations; the Company’s sales force may not be successful in selling the Company’s PCT product line because scientists may not perceive the advantages of PCT over other sample preparation methods; that the Company may not be successful in raising additional funds beyond the second tranche of approximately $500,000;  and if actual operating costs are higher than anticipated, or revenues from product sales are less than anticipated, the Company may need additional capital sooner than the beginning of calendar year 2011.  Additional risks and uncertainties that could cause actual results to differ materially from those indicated by these forward-looking statements are discussed under the heading "Risk Factors" in the Company's Annual Report on Form 10-K for the year ended December 31, 2008, and other reports filed by the Company from time to time with the SEC. The Company undertakes no obligation to update any of the information included in this release, except as otherwise required by law.

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